Exhibit 99.1

Press Release

COSTCO WHOLESALE CORPORATION REPORTS FOURTH QUARTER AND FISCAL

YEAR 2021 OPERATING RESULTS

ISSAQUAH, Wash., September 23, 2021 - Costco Wholesale Corporation (“Costco” or the “Company”) (Nasdaq: COST) today announced its operating results for the 16-week fourth quarter and the 52-week fiscal year, ended August 29, 2021.

Net sales for the quarter increased 17.5 percent, to $61.44 billion from $52.28 billion last year. Net sales for the fiscal year increased 17.7 percent, to $192.05 billion from $163.22 billion last year.

Comparable sales for the fourth quarter and the fiscal year were as follows:

	16 Weeks	16 Weeks	52 Weeks	52 Weeks
		Adjusted*		Adjusted*
U.S.	14.9%	10.3%	14.8%	13.6%
Canada	19.5%	6.7%	20.0%	12.1%
Other International	15.0%	7.3%	19.1%	13.4%

Total Company	15.5%	9.4%	16.0%	13.4%

E-commerce	11.2%	8.9%	44.4%	42.6%

*	Excluding the impacts from changes in gasoline prices and foreign exchange.

Net income for the fourth quarter was $1.670 billion, or $3.76 per diluted share, compared to $1.389 billion, or $3.13 last year. This year’s fourth quarter was negatively impacted by a write-off of certain information technology assets of $84 million pre-tax ($0.14 per diluted share). Last year’s fourth quarter was negatively impacted by incremental expense related to COVID-19 premium wages and sanitation costs of $281 million pretax ($0.47 per diluted share) and a $36 million pretax charge ($0.06 per diluted share) related to the prepayment of $1.5 billion of debt, partially offset by an $84 million pretax benefit ($0.15 per diluted share) for the partial reversal of a reserve related to a product tax assessment taken in fiscal year 2019.

Net income for the fiscal year was $5.01 billion, or $11.27 per diluted share, compared to $4.00 billion, or $9.02 per diluted share in the prior year.

Costco currently operates 817 warehouses, including 565 in the United States and Puerto Rico, 105 in Canada, 39 in Mexico, 30 in Japan, 29 in the United Kingdom, 16 in Korea, 14 in Taiwan, 13 in Australia, three in Spain, and one each in Iceland, France, and China. Costco also operates e-commerce sites in the U.S., Canada, the United Kingdom, Mexico, Korea, Taiwan, Japan, and Australia.

A conference call to discuss these results is scheduled for 2:00 p.m. (PT) today, September 23, 2021, and is available via a webcast on www.costco.com (click on Investor Relations and “Play Webcast”).

Certain statements contained in this document constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. For these purposes, forward-looking statements are statements that address activities, events, conditions or developments that the Company expects or anticipates may occur in the future. In some cases forward-looking statements can be identified because they contain words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “likely,” “may,” “might,”

Press Release

“plan,” “potential,” “predict,” “project,” “seek,” “should,” “target,” “will,” “would,” or similar expressions and the negatives of those terms. Such forward-looking statements involve risks and uncertainties that may cause actual events, results or performance to differ materially from those indicated by such statements. These risks and uncertainties include, but are not limited to, domestic and international economic conditions, including exchange rates, inflation or deflation, the effects of competition and regulation, uncertainties in the financial markets, consumer and small business spending patterns and debt levels, breaches of security or privacy of member or business information, conditions affecting the acquisition, development, ownership or use of real estate, capital spending, actions of vendors, rising costs associated with employees (generally including health-care costs), energy and certain commodities, geopolitical conditions (including tariffs), the ability to maintain effective internal control over financial reporting, COVID-19 related factors and challenges, including (among others) the duration of the pandemic, the unknown long-term economic impact, reduced shopping due to illness, travel restrictions or financial hardship, shifts in demand for products, reduced workforces due to illness, quarantine, or government mandates, temporary store closures or operational limitations due to government mandates, or supply-chain disruptions, capacity constraints of third-party logistics suppliers, and other risks identified from time to time in the Company’s public statements and reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made, and the Company does not undertake to update these statements, except as required by law.

CONTACTS:     Costco Wholesale Corporation

Richard Galanti, 425/313-8203

Bob Nelson, 425/313-8255

David Sherwood, 425/313-8239

Josh Dahmen, 425/313-8254

Press Release

COSTCO WHOLESALE CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

(dollars in millions, except per share data)

(unaudited)

	16 Weeks Ended		52 Weeks Ended
	August 29, 2021	August 30, 2020	August 29, 2021	August 30, 2020
REVENUE
Net sales	$61,441	$52,277	$192,052	$163,220
Membership fees	1,234	1,106	3,877	3,541

Total revenue	62,675	53,383	195,929	166,761
OPERATING EXPENSES
Merchandise costs	54,733	46,401	170,684	144,939
Selling, general and administrative	5,632	5,027	18,461	16,332
Preopening expenses	35	26	76	55

Operating income	2,275	1,929	6,708	5,435
OTHER INCOME (EXPENSE)
Interest expense	(52)	(51)	(171)	(160)
Interest income and other, net	68	(9)	143	92

INCOME BEFORE INCOME TAXES	2,291	1,869	6,680	5,367
Provision for income taxes	597	465	1,601	1,308

Net income including noncontrolling interests	1,694	1,404	5,079	4,059
Net income attributable to noncontrolling interests	(24)	(15)	(72)	(57)

NET INCOME ATTRIBUTABLE TO COSTCO	$1,670	$1,389	$5,007	$4,002

NET INCOME PER COMMON SHARE ATTRIBUTABLE TO COSTCO:
Basic	$3.77	$3.14	$11.30	$9.05

Diluted	$3.76	$3.13	$11.27	$9.02

Shares used in calculation (000’s):
Basic	443,193	442,843	443,089	442,297
Diluted	444,369	444,231	444,346	443,901

Press Release

COSTCO WHOLESALE CORPORATION

CONSOLIDATED BALANCE SHEETS

(amounts in millions, except par value and share data)

(unaudited)

Subject to Reclassification

	August 29, 2021	August 30, 2020
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$11,258	$12,277
Short-term investments	917	1,028
Receivables, net	1,803	1,550
Merchandise inventories	14,215	12,242
Other current assets	1,312	1,023

Total current assets	29,505	28,120
OTHER ASSETS
Property and equipment, net	23,492	21,807
Operating lease right-of-use assets	2,890	2,788
Other long-term assets	3,381	2,841

TOTAL ASSETS	$59,268	$55,556

LIABILITIES AND EQUITY
CURRENT LIABILITIES
Accounts payable	$16,278	$14,172
Accrued salaries and benefits	4,090	3,605
Accrued member rewards	1,671	1,393
Deferred membership fees	2,042	1,851
Current portion of long-term debt	799	95
Other current liabilities	4,561	3,728

Total current liabilities	29,441	24,844
OTHER LIABILITIES
Long-term debt, excluding current portion	6,692	7,514
Long-term operating lease liabilities	2,642	2,558
Other long-term liabilities	2,415	1,935

TOTAL LIABILITIES	41,190	36,851

COMMITMENTS AND CONTINGENCIES EQUITY
Preferred stock $0.01 par value; 100,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock $0.01 par value; 900,000,000 shares authorized; 441,825,000 and 441,255,000 shares issued and outstanding	4	4
Additional paid-in capital	7,031	6,698
Accumulated other comprehensive loss	(1,137)	(1,297)
Retained earnings	11,666	12,879

Total Costco stockholders’ equity	17,564	18,284
Noncontrolling interests	514	421

TOTAL EQUITY	18,078	18,705

TOTAL LIABILITIES AND EQUITY	$59,268	$55,556